Exhibit 99.1

CONTACT: Denis Hickey IntraBiotics Pharmaceuticals, Inc. (925) 906-5331	FOR IMMEDIATE RELEASE

INTRABIOTICS REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

PALO ALTO, CA, July 21, 2005 — IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today reported financial results for the second quarter and six months ended June 30, 2005.

IntraBiotics reported a net loss applicable to common stockholders of $1.3 million, or $0.14 per basic and diluted share, for the second quarter of 2005. For the six months ended June 30, 2005, the loss applicable to common stockholders was $2.4 million, or $0.27 per basic and diluted share. The second quarter and six-month results included restructuring charges of $675,000, all of which related to employee termination benefits.

As previously announced, the Company has engaged Hickey & Hill, Inc. of Lafayette, California, a firm specializing in managing companies in transition, to assume the responsibilities of day-to-day administration of the Company. In addition, the Company continues to evaluate product in-licensing opportunities as well as other strategic alternatives within the biopharmaceutical industry with the support of industry consultants and the active participation of its board.

On June 30, 2005, the Company had a total of $48.2 million in cash, cash equivalents, and short-term investments, and recorded liabilities of $0.4 million. Based on current projections, the Company expects cash, cash equivalents and short-term investments on December 31, 2005 to be between $47 and $48 million. This estimate does not include any costs that may be associated with completing a merger, acquisition, in-licensing of a product candidate, liquidation of the Company, or costs associated with pending litigation. There can be no assurance that such a range will be achieved, as actual expenditures and interest income may differ significantly from projected levels.

Approximately 10.7 million common equivalent shares were issued and outstanding on June 30, 2005, including 1.6 million shares underlying outstanding convertible preferred stock. Assuming the net exercise of in-the-money warrants and options at the closing price of the Company’s stock as quoted on the Nasdaq National Market as of June 30, 2005, approximately 11.1 million common equivalent shares would be outstanding on June 30, 2005.

The foregoing statements regarding the Company’s cash position on December 31, 2005 are forward-looking. Actual results could differ materially, depending on a variety of factors, including the following: actual expenses incurred in terminating the clinical trials; costs associated with being a public company; costs associated with pursuing various strategic alternatives, and pending litigation. Moreover, the enumeration of potential strategic alternatives in this release does not mean that the Company will be able to achieve any of them successfully.

-More-

IntraBiotics Pharmaceuticals, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Operating expenses:
Research and development	$59	$4,414	$248	$8,873
General and administrative	851	838	2,045	2,689
Restructuring charge	675	—	675	—

Total operating expenses	1,585	5,252	2,968	11,562

Operating loss	(1,585)	(5,252)	(2,968)	(11,562)

Interest income	339	114	648	187

Net loss	(1,246)	(5,138)	(2,320)	(11,375)

Non-cash dividends on Series A preferred stock	(60)	(65)	(120)	(130)

Net loss applicable to common stockholders	$(1,306)	$(5,203)	$(2,440)	$(11,505)

Basic and diluted net loss per share applicable to common stockholders	$(0.14)	$(0.73)	$(0.27)	$(1.84)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	9,089	7,161	9,040	6,239

Condensed Balance Sheet Data
(In thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004
Cash, cash equivalents and short-term investments	$48,165	$50,743
Total assets	$48,711	$51,185
Total stockholders’ equity	$48,345	$50,508

#